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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
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1.   Name and Address of Reporting Person*

     LCO Investments Limited
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   (Last)                           (First)             (Middle)

    7 New Street
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                                    (Street)

    St. Peter Port, Channel Islands
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     BriteSmile, Inc. (formerly known as Ion Laser Technology, Inc.) BSML
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     November 20, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |X|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                7.                        ative     Form
             2.                                                                 Title and                 Secur-    of
             Conver-                            5.                              Amount of                 ities     Deriv-   11.
             sion                               Number of                       Underlying                Bene-     ative    Nature
             or                                 Derivative    6.                Securities       8.       ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              (Instr. 3        Price    Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   and 4)           of       Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   -------------    Deriv-   ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)         Amount    ative    Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------         or        Secur-   Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-         Number    ity      action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion            of        (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title  Shares    5)       4)        4)       4)
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2% Convert.  $0.40   11/20/02          P         (1)          immed.   11/20/05 common 6,250,000 (1)      (1)       D
Notes                                                                           stock
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====================================================================================================================================

Explanation of Responses:
(1) $2,500,000

LCO INVESTMENTS LIMITED


By:  /s/ CRAIGH LEONARD                                     November 22, 2002
---------------------------------------------            -----------------------
   Craigh Leonard, Agent and Attorney-in-Fact                     Date
      **Signature of Reporting Person

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


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